Supplement Dated May 1, 2015 to your Prospectus

Hartford Overnight Mail Address:

The definition of “In Writing” located in the “Glossary” section of your prospectus is deleted and replaced with the following:

Administrative Office – Until August 31, 2015, our overnight mailing address is: The Hartford – Annuity Service Operations, 745 West New Circle Road, Building 200, 1st Floor, Lexington, KY 40511.  Effective September 1, 2015, our overnight mail address will be 1338 Indian Mound Drive, Mt. Sterling, KY 40353. Our standard mailing address is The Hartford – Annuity Service Operations, PO Box 14293, Lexington, KY 40512-1293.

Hartford Website:

The Hartford’s website is: www.thehartford.com/annuities.

This supplement should be retained with your prospectus for future reference.

HV-7610